                                                                    EXHIBIT 99.1
[LOGO] VENTIV HEALTH

     Contacts:
         Investors/Corporate:
         John R. Emery
         Chief Financial Officer
         (732) 537-4804
         investor@ventiv.com


                  VENTIV HEALTH, INC. REPORTS FINANCIAL RESULTS
                             FOR FIRST QUARTER 2003

          o Business from continuing operations profitable for five consecutive quarters
          o Mid-year start-up of 250 rep sales force on track under letter of intent (LOI) with growing phamaceutical company
          o Q3 startup of 385 rep sales force for Watson Pharmaceuticals is on track
          o    $61 million net cash at March 31, 2003

SOMERSET, NEW JERSEY, May 13, 2003 -- Ventiv Health, Inc (Nasdaq: VTIV), a leading provider of comprehensive marketing and sales solutions to the pharmaceutical and life sciences industries, today announced financial results for the first quarter of 2003. Results discussed below exclude Ventiv's discontinued Communications and European Contract Sales businesses.

     o Total revenues for the first quarter of 2003 were $43.7 million, compared to $69.9 million for the first quarter of 2002.
     o EBITDA (as defined) was $2.5 million, versus $5.5 million for the first quarter of 2002.
     o EBIT (as defined) was $0.4 million, compared to $2.2 million for the first quarter of 2002.
     o Net earnings were $0.2 million, compared to $1.1 million for the first quarter of 2002.
     o Diluted earnings per share were $0.01, compared with $0.05 for the first quarter of 2002.

Divisional results include:

     o Ventiv Health Sales & Marketing ("VHSM") reported revenues of $36.2 million, versus $62.0 million during the first quarter of 2002. This decrease was primarily due to the previously announced conversion of the Reliant Pharmaceuticals sales force and completion of the Bristol Myers Squibb contract on March 31, 2002, and was partially offset by new and increased business with ALTANA Pharma and Allergan and renegotiated contract terms with Bayer.

     o Health Products Research (HPR), our Planning & Analytics business, reported revenues of $6.3 million, versus $6.2 million during the first quarter of 2002. New and increased business with Amgen, Aventis and Schering was offset by decreases with AstraZeneca, McNeil Consumer and Novo Nordisk.

Eran Broshy, CEO of Ventiv, commented, "I am pleased with Ventiv's results for the first quarter of 2003, which have exceeded our expectations. This is our fifth straight quarter of

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VENTIV HEALTH, INC. REPORTS
FIRST QUARTER 2003 RESULTS
Page 2 of 5


profitability from continuing operations, as we continue to execute well and win significant new business in a challenging marketplace." Mr. Broshy added, "We continue to execute well for all of our clients, including our contract for 350 sales representatives with Bayer. Our HPR planning & analytics business also continues to perform solidly. Furthermore, we are on track to deploy 385 sales representatives in the third quarter of this year under our new contract with Watson Pharmaceuticals. In addition, we are on track to deploy 250 sales representatives mid-year under our previously-announced LOI with a growing phamaceutical company."

Mr. Broshy added, "With the above wins, we expect that Ventiv will deliver increasingly stronger results over the course of the year. In addition, Ventiv's financial position is strong, with net cash of $61 million on March 31, 2003. This balance sheet, combined with the Company's unused line of credit, provides significant support for the business going forward."

Conference call information:
   Wednesday, May 14, 2003, 8:30am Eastern Time.
   Call in number: 210-234-0000
   Live and archived webcast:  www.ventiv.com

Ventiv's earnings conference call will be webcast live on the Internet at 8:30 a.m. tomorrow at www.ventiv.com. The financial and statistical information included in the webcast will be made available shortly following the call at www.ventiv.com in the Investor Relations section.

About Ventiv Health
-------------------

Ventiv Health, Inc. is a leading provider of comprehensive outsourced marketing and sales solutions for the pharmaceutical and life sciences industries. The Company works in consultative partnership with clients to identify strategic goals and develop customized, integrated solutions to optimize clients' product portfolios. Ventiv Health's market-leading offerings include: sales force recruitment, training and execution; consulting, analytics and forecasting; market research and intelligence; strategic and tactical planning and product and brand management.

For almost three decades, Ventiv Health has provided a broad range of innovative strategic and tactical solutions to clients including: Abbott Laboratories, Allergan, ALTANA Pharma, AstraZeneca, Aventis, Bayer, Bristol-Myers Squibb, Eli Lilly, Endo Pharmaceuticals, GlaxoSmithKline, Johnson & Johnson, Merck, Novartis, Pfizer and Pharmacia. For more information on Ventiv Health, visit www.ventiv.com.

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VENTIV HEALTH, INC. REPORTS
FIRST QUARTER 2003 RESULTS
Page 3 of 5


                               Ventiv Health, Inc.
                 Condensed Consolidated Statements of Operations
                      ($'s in 000's, except per share data)

                                                                   Three Months Ended
                                                                       March 31,
                                                             ----------------------------
                                                                   2003           2002
                                                             ----------------------------
                                                                     (unaudited)
Revenues ..................................................   $     43,654    $     69,868
Operating expenses:
   Costs of services ......................................         37,856          61,016
   Selling, general and admin expenses ....................          5,433           6,650
                                                              ----------------------------
Earnings from continuing operations .......................            365           2,202
Net interest expense ......................................             (3)           (509)
                                                              ----------------------------
Earnings from continuing operations before income taxes ...            362           1,693
Income tax provision ......................................           (138)           (643)
                                                              ----------------------------
Earnings from continuing operations .......................            224           1,050

Losses from discontinued operations, net of taxes .........           (843)           (644)
Losses on disposal of discontinued operations, net of taxes           (553)           --
                                                              ----------------------------
Losses from discontinued operations (1) ...................         (1,396)           (644)
                                                              ----------------------------
Net earnings (losses) .....................................   $     (1,172)   $        406
                                                              ============================
Earnings (losses) per share:
From Continuing Operations
   Basic ..................................................   $       0.01    $       0.05
   Diluted ................................................   $       0.01    $       0.05
From Discontinued Operations
   Basic ..................................................   $      (0.06)   $      (0.03)
   Diluted ................................................   $      (0.06)   $      (0.03)
Consolidated
   Basic ..................................................   $      (0.05)   $       0.02
   Diluted ................................................   $      (0.05)   $       0.02
Number of shares
   Basic ..................................................     22,892,000      22,823,000
   Diluted ................................................     23,104,000      23,823,000


(1) Net Losses from discontinued operations includes Ventiv's Connecticut-based and Georgia-based communications businesses and Ventiv's Germany-based, U.K.-based and Hungary-based contract sales businesses, which have been divested, and Ventiv's France-based contract sales business, which is being held for sale pursuant to a plan of divestiture adopted by Ventiv.

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VENTIV HEALTH, INC. REPORTS
FIRST QUARTER 2003 RESULTS
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                               Ventiv Health, Inc.
                           Selected Balance Sheet Data
                                 ($'s in 000's)

                                             March 31,     December 31,
                                               2003            2002
                                            ---------------------------
                                            (unaudited)
Cash .............................            $60,547         $47,753
Bank Debt ........................                  0               0
Account Receivable, Net ..........             25,955          28,696
Unbilled Services ................              9,475          14,547
Client Advances & Unearned Revenue             10,247           3,725
Working Capital (1) ..............             56,899          56,809
Capital Lease Obligations ........             11,274          13,052
Depreciation (2) .................              2,090           9,585
Amortization (2) .................                  4              47
Days Sales Outstanding (3) .......                 68              73


(1) Working Capital is defined as Total Current Assets less Total Current Liabilities.

(2) Depreciation and amortization for March 31, 2003 are reported on a quarter-to-date basis, while December 31, 2002 is reported on a year-to-date basis.

(3) Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the balance sheet date, against Revenues for the trailing 12-month period then ended.

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VENTIV HEALTH, INC. REPORTS
FIRST QUARTER 2003 RESULTS
Page 5 of 5


                               Ventiv Health, Inc.
                         Calculation of EBIT and EBITDA
                                 (in thousands)


                                            Three Months Ended March 31,
                                            ----------------------------
                                               2003             2002
                                            ----------------------------
                                                    (unaudited)

Net earnings (losses) ................      $(1,172)         $   406
Add backs:
   Losses from discontinued operations        1,396              644
   Income tax provision ..............          138              643
   Net interest expense ..............            3              509
                                            ----------------------------
EBIT .................................          365            2,202
Depreciation and amortization ........        2,094            3,330
                                            ----------------------------
EBITDA ...............................        2,459            5,532



This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.